Exhibit 99.1
For Immediate Release

Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Second Quarter Results
INDIANA, PENNSYLVANIA, August 8, 2007 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its second quarter results. For the three months ended June 30, 2007, revenues increased 55.4% to $84.8 million compared to $54.6 million for the three months ended June 30, 2006. Operating profit was $16.5 million for the three months ended June 30, 2007, a 53.6% increase compared to the three months ended June 30, 2006. Net income for the three months ended June 30, 2007 totaled $10.2 million, while diluted earnings per share increased to $0.44. EBITDA, a non-GAAP financial measure totaled $22.6 million, a 61.9% increase compared to the three months ended June 30, 2006. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
Commenting on the results, David Wallace, Chief Executive Officer, stated, “We are pleased with this quarter’s results, where we set company records for revenues and EBITDA. Revenues grew 55.4 % for the quarter when compared to the second quarter of last year and were 10.6% above revenues generated during the first quarter of 2007. Despite unseasonably wet weather in Texas and Oklahoma, a longer breakup season in the northern regions and sequentially flat rig counts we are pleased that our overall activity levels remained strong. We continue to believe that the steep decline rates of existing fields and continued growth in directional drilling positions us to take advantage of an increasing market for our services. Although we experienced increased pricing competition in select locations during the second quarter, we continue to believe the demand for our services and overall pricing environment remains good. We remain confident that our planned capital expenditures position us to take advantage of growing stimulation and cementing markets and improve operating margins in each of our operating areas.”
Revenue for the three months ended June 30, 2007 was $84.8 million compared to $54.6 million for the three months ended June 30, 2006, an increase of $30.2 million, or 55.4%. Stimulation, nitrogen, cementing and down-hole servicing revenues amounted to 54.7%, 9.2%, 20.5% and 15.6% of our revenues in the second quarter of 2007, respectively. Each of our operating regions had revenue increases compared to the three months ended June 30, 2006. Increased activity levels at new and existing service centers, coupled with pricing improvements, led to the increases in 2007. New centers include organic start-up locations and acquisitions that have less than twelve months operating history with the Company.
Cost of revenues was $59.5 million, or 70.1% of revenues, during the second quarter of 2007, compared to $37.7 million or 69.1% percent of revenues during the second quarter of 2006. As a percentage of revenues, cost of revenues increased due principally to higher depreciation expenses for the second quarter of 2007 compared to the second quarter of 2006. As a percentage of revenue, depreciation expenses increased 1.3% to 6.8% for the second quarter of 2007 compared to the second quarter of 2006 due to the higher levels of capital expenditures made to expand our fleet of equipment. Labor expenses as a percentage of revenues decreased from 19.1% in the second quarter of 2006 to 18.9% in the second quarter of 2007 due to higher personnel utilization in several of our operating regions.
Selling, general and administrative, or SG&A, expenses were $8.8 million for the three months ended June 30, 2007 compared to $6.2 million compared to the three months ended June 30, 2006, an increase of 43.7%. This increase was primarily due to higher labor expenses associated with increased activity levels. As a percentage of revenue, SG&A expenses declined from 11.3% in the second quarter of 2006 to 10.4% in the second quarter of 2007. The percentage decline was due to the ability to leverage the fixed cost component of these costs over a higher base of revenue. Labor expenses increased $1.6 million in the second quarter of 2007 compared tot he second quarter of 2006 because we hired additional management, sales and administrative personnel to manage the growth in our operations. Approximately $1.1 million of the labor expense increases in the second quarter of 2007 compared to the second quarter 2006 is related to our new service centers. As a percentage of revenue, the portion of labor expenses included in SG&A expense decreased from 6.4% in the second quarter of 2006 to 6.0% in the second quarter of 2007. Higher activity levels caused rent, insurance and office expenses to increase SG&A expenses for the three months ended June 30, 2007 by $0.2 million, $0.3 million and $0.2 million, respectively, compared to the three months ended June 30, 2006.
Operating income was $16.5 million for the three months ended June 30, 2007 compared to $10.7 million for the three months ended June 30, 2006, an increase of 53.6%. The primary reason for the increase was higher revenues due to increased activity levels at new and existing service centers, coupled with pricing improvements. This increase in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above.
During the first six months of 2007, our capital expenditures were $69.3 million, which included the $7.9 million asset purchase of ELI Wireline Services, Inc. in February 2007. The increase was due to higher amounts of capital expenditures due to the opening of new service centers, as well as the purchase of additional equipment at existing locations.
We will host a conference call on Wednesday, August 8th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-356-4441 and ask for the Superior Well Services, Inc. 2007 second quarter financial results conference call. The confirmation code for the meeting is 48735219. A replay of the call will be available through August 23rd at 888-286-8010. The conference ID for the replay is 79025980.

A simultaneous webcast of the call may be accessed over the Internet at http://www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

[1]	We define EBITDA as net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2006	2007	change	2006	2007	change
Revenue	$54,589	$84,807	55%	$102,276	$161,515	58%
Cost of revenue	37,704	59,480	58%	69,440	113,466	63%

Gross profit	16,885	25,327	50%	32,836	48,049	46%
Selling, general and administrative expenses	6,153	8,844	44%	11,679	17,292	48%

Operating income	10,732	16,483	54%	21,157	30,757	45%
Interest expense	49	47		87	106
Other income, net	50	209		191	767

Income before income taxes	10,733	16,645	55%	21,261	31,418	48%
Income taxes
Current	3,755	4,792		7,585	8,936
Deferred	547	1,693		889	3,314

	4,302	6,485		8,474	12,250

Net income	$6,431	$10,160		$12,787	$19,168

Earnings per share:
Basic	$0.33	$0.44		$0.66	$0.83

Fully diluted	$0.33	$0.44		$0.66	$0.83

Weighted average shares outstanding:

Basic	19,655,567	23,102,046		19,522,315	23,097,262
Fully diluted	19,655,567	23,166,307		19,522,315	23,188,524
Revenue by operating region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2006		2007		2006		2007
Appalachian	$28,035	51.4%	$35,225	41.5%	$52,555	51.4%	$67,758	42.0%
Southeast	13,814	25.3	16,741	19.8	26,203	25.6	29,867	18.5
Rocky Mountain	2,833	5.2	9,353	11.0	3,947	3.9	17,773	11.0
Southwest	—	—	9,474	11.2	—	—	17,947	11.1
Mid-Continent	9,907	18.1	14,014	16.5	19,571	19.1	28,170	17.4

Total	$54,589	100.0%	$84,807	100.0%	$102,276	100.0%	$161,515	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2007		2006		2007
Technical pumping services	$49,008	89.8%	$71,572	84.4%	$92,027	90.0%	$138,852	86.0%
Down-hole surveying services	5,581	10.2	13,235	15.6	10,249	10.0	22,663	14.0

Total revenue	$54,589	100.0%	$84,807	100.0%	$102,276	100.0%	$161,515	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Depreciation and amortization	$3,196	$5,935	$6,189	$10,938
Capital expenditures	13,274	30,815	27,305	69,307
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Reconciliation of EBITDA to Net Income:
Net income	$6,431	$10,160	$12,787	$19,168
Income tax expense	4,302	6,485	8,474	12,250
Interest expense	49	47	87	106
Depreciation and amortization	3,196	5,935	6,189	10,938

EBITDA	$13,978	$22,627	$27,537	$42,462

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